EXHIBIT 10.7 LETTER AGREEMENT DATED JUNE 12, 2001 BY AND BETWEEN GETTY REALTY CORP. AND THOMAS J. STIRNWEIS REGARDING COMPENSATION UPON CHANGE IN CONTROL.

Getty Realty Corp. Letterhead

June 12, 2001

Mr. Thomas J. Stirnweis
Getty Realty Corp.
125 Jericho Turnpike
Jericho, New York 11753

Dear Tom:

I am pleased to advise you that the Board of Directors of Getty Realty Corp. (hereinafter the “Company”) has approved the following “change of control” or “substantial structural change” agreement:

For purposes hereof, “Guaranteed Salary” shall mean the sum of (a) your current base salary; (b) the greater of 20% of your current base salary or your benefits last received under any bonus plan; (c) your current expected annual benefits under the Supplemental Retirement Plan; (d) the total of the current expected annual employer contributions (other than salary deferrals made by you) made to your account under the Company’s 401(k) Plan; and (e) your current annual automobile reimbursement. “Guaranteed Benefits” shall mean medical, dental, life insurance and disability coverage at least as favorable as the coverage currently extended to you (“the Guaranteed Benefits”).

The Company reserves the right to terminate your employment at any time with or without Cause (as defined below). Upon the first to occur of (i) termination of your employment by the Company other than for Cause, (ii) termination of your employment by the Company or its successor (but not by you) following a Change, (as defined below), or (iii) termination of your employment by the Company or by you following assignment of materially different (as defined below) employment by the Company (each an “Event”), you shall be entitled to receive severance compensation for a period of 36 months following the date of such Event, in an amount equal to (x) your Guaranteed Salary and Guaranteed Benefits minus (y) any amount of similar compensation you may receive from any other employer during such period. If after a Change the surviving entity (or one of the surviving entities in the case of a substantial structural change) continues to compensate you but at a total salary less than the Guaranteed Salary and/or provide any benefit which is a part of the Guaranteed Benefits at less than the Guaranteed Benefit level, the Company shall pay, and/or provide to you, the difference between the Guaranteed Salary and Guaranteed Benefits and such lower salary or lesser benefits. If you are terminated without Cause by the successor entity, the Company will continue to be obligated to pay, and provide, the Guaranteed Salary and Guaranteed Benefits; provided however, that you shall use your best efforts to obtain other comparable employment and further provided that, if you obtain any other employment, the amounts of Guaranteed Salary and Guaranteed Benefits shall be reduced by the amounts you receive from the new employer.

For purposes hereof, employment shall be “materially different” if your job responsibilities or duties are materially less favorable than those in effect on the date hereof or if such job responsibilities are relocated more than 15 miles from Jericho, New York. The term

Mr. Thomas J. Stirnweis
June 12, 2001

“Change” means a transaction pursuant to which (i) all or substantially all of the assets of Getty Realty Corp. (“Realty”) are sold or leased to any person, persons or related group of persons other than an affiliate or affiliates of Realty (a “third party”), (ii) ownership of 50% or more of the outstanding capital stock (or equity equivalents) of Realty is acquired by a third party; (iii) Realty is merged or consolidated with another entity with the effect that after such merger or consolidation 50% or more of the voting equity of the surviving entity is owned by a third party; or (iv) Realty is substantially structurally changed whereby the business and/or the assets are divided into two or more separate entities and the present Realty controlling shareholder interests are (a) substantially reduced in Realty or (b) materially non-existent in the new entity or entities. The term “Cause” shall mean (i) a finding that you have materially harmed the Company through a material act of dishonesty in the performance of your duties, or (ii) indictment (whether or not it results in a conviction) for a felony involving moral turpitude, fraud or embezzlement.

Upon a Change, all stock options held by you will become fully vested. Also, pursuant to the terms thereof, your account in the 401(k) Plan, will be distributable to you after termination of employment.

Your “Change of Control” Agreement previously in effect and all other agreements and understandings related thereto are hereby terminated and are superseded by this Letter Agreement.

This agreement will renew annually and will not terminate as a result of a Change as defined herein.

I appreciate your contribution to the Company and hope that we will together experience continued success and profitability.

Very truly yours,
GETTY REALTY CORP.

By:	/s/ Leo Liebowitz

Leo Liebowitz
President

Accepted and Agreed To:

By:	/s/ Thomas J. Stirnweis

Thomas J. Stirnweis

Dated:	June 12, 2001